UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2014

Bay Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-23090	52-1660951
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

2329 West Joppa Road, Suite 325, Lutherville, MD	21093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 494-2580

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 5, 2014, Kevin B. Cashen resigned as the President and Chief Executive Officer and as a director of Bay Bancorp, Inc. (the “Company”) and its wholly-owned bank subsidiary, Bay Bank, F.S.B. (the “Bank” and together with the Company, “Bay”). Joseph J. Thomas, who currently serves as Bay’s Executive Chairman, has been appointed by the Board of Directors as Chairman, President and Chief Executive Officer. He currently receives compensation set forth in Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 5, 2014. The Compensation Committee of the Company’s Board of Directors intends to evaluate Mr. Thomas’ compensation in light of his new duties, and the terms of a new employment agreement will be disclosed in a future report.

In connection with his resignation, Mr. Cashen entered into a Separation Agreement (the “Agreement”) with the Bank and the Company, a copy of which is filed herewith as Exhibit 10.1. The Agreement will become effective and enforceable on December 12, 2014 (the “Effective Date”) unless Mr. Cashen exercises his right to revoke the Agreement on or before that date. The material terms of the Agreement are as follows:

•	The Bank will pay Mr. Cashen all unpaid base salary that has accrued through the date of his resignation.

•	The Bank will pay Mr. Cashen cash in the amount of $9,635, which represents the value of his unused vacation days that have accrued through the date or his resignation. The amount will be paid in a lump sum within 10 days after the Effective Date.

•	The Bank will pay Mr. Cashen severance in an amount equal to $295,000 (the “Severance”), which represents the sum of 12 months’ base salary plus the average of the cash bonuses paid to Mr. Cashen for the years ending December 31, 2011, 2012 and 2013. The Severance will be paid in 12 equal monthly installments commencing within 10 days after the Effective Date.

•	During the period that the Severance is paid, Mr. Cashen may elect to continue his participation in Bay’s medical, dental and life insurance plans at the Bank’s cost, less any amounts that Mr. Cashen would have paid for such participation if he had remained an active employee.

•	All unvested awards granted to Mr. Cashen under Bay’s equity compensation plans that have not expired or been forfeited as of the resignation date will immediately vest and become fully exercisable or payable, as the case may be. Mr. Cashen currently holds options to purchase a total of 214,728 shares of the Company’s common stock (the “Options”). In addition to the accelerated vesting described above, the Compensation Committee of the Company’s Board will amend the award agreements underlying the Options to provide that the Options will remain exercisable following Mr. Cashen’s resignation until the earlier of the date that is 12 months following his resignation date and the Options’ expiration dates, subject to the condition that Mr. Cashen does not breach or threaten to breach the Agreement or any term of his Employment Agreement with Bay that survives the termination of his employment. The option agreements currently provide that the Options will lapse unless they are exercised within three months of Mr. Cashen’s resignation. These modifications will be evidenced by a First Amendment to Stock Option Agreement, the form of which is filed herewith as Exhibit 10.2 (the “Option Amendment”).

•	The Bank will provide Mr. Cashen with reasonable outplacement services through a placement agency chosen by the Bank for up to 12 months following his resignation.

•	The term of Mr. Cashen’s covenant not to compete with the Bank after termination that is contained in his Employment Agreement will be shortened from 12 months to six months.

•	Mr. Cashen will release the Bank, its Affiliates, their respective officers, directors, employees, agents, and stockholders, and all employee benefit plans sponsored by Bay from all claims and causes of action which he had, now has or may have in the future that are based on any act or omission that occurred through the Effective Date, except for those claims that he is prohibited by law from releasing, claims relating to any vested benefits, rights to indemnification provided by law, rights to coverage under Bay’s directors and officers insurance policies to which he is entitled, and rights that he may have in his capacity as a stockholder of the Company.

•	In the event that Mr. Cashen or Bay breaches or threatens to breach the Agreement, the non-breaching party will be entitled, in addition to any other remedies that it may have, to recover its attorneys’ fees and costs incurred in connection with such breach or threatened breach. In addition, if Mr. Cashen breaches or threatens to breach the Agreement or any provision of his Employment Agreement that survives the termination of his employment, then Bay’s obligation to make the severance and other payments discussed above will terminate and Bay will be entitled to recover all payments previously made to or for the benefit of Mr. Cashen.

The Agreement also contains representations, warranties and other covenants that are customary for this type of agreement. A copy of Mr. Cashen’s Employment Agreement was included as Exhibit 10.1 to the Amendment No. 1 on Form 10-Q/A to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which was filed with the SEC on November 26, 2014.

The foregoing discussion of the Agreement and the Option Amendment is intended only as a summary and is qualified in its entirety by reference to the terms of such agreements.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The exhibits furnished with this report are listed in the Exhibit Index which immediately follows the signatures hereto, which Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAY BANCORP, INC.

Dated: December 5, 2014	By:/s/ Joseph J. Thomas
Joseph J. Thomas
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement by and among Kevin B. Cashen, Bay Bank, F.S.B and Bay Bancorp, Inc. (filed herewith).

10.2	Form of First Amendment to Stock Option Agreement between Bay Bancorp, Inc. and Kevin B. Cashen (filed herewith).